Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

TRANSACT TECHNOLOGIES INCORPORATED

TransAct Technologies Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST:            That at a meeting of the Board of Directors of TransAct Technologies Incorporated resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation as set forth in this Certificate of Amendment, declaring the amendment to be advisable and directing that the amendment be considered at the next annual meeting of the stockholders of the Corporation.

SECOND:       That thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the 2022 annual meeting of stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD:           That Section 8 of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

Directors elected prior to the 2023 annual meeting of stockholders of the Corporation shall be divided into three classes (Classes I, II and III), as nearly equal in numbers as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one Class expiring each year. Except as otherwise provided in this Section 8, each director in each Class shall hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of his or her election. The directors whose terms expire at the 2023 annual meeting of stockholders of the Corporation are members of Class I, the directors whose terms expire at the 2024 annual meeting of stockholders of the Corporation are members of Class II and the directors whose terms expire at the 2025 annual meeting of stockholders of the Corporation are members of Class III.

Commencing with the 2023 annual meeting of stockholders of the Corporation, each director elected shall hold office for a term expiring at the next annual meeting of stockholders, such that from and after the election of directors at the 2025 annual meeting of stockholders of the Corporation, the Board of Directors shall cease to be classified; provided, however, that each director shall hold office until the next election of the Class, if any, for which such director shall have been chosen (or, if the Board of Directors is not divided into Classes, until the next annual meeting of stockholders for the election of directors) and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal.

FOURTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 31st day of May, 2022.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ Bart C. Shuldman
Name:	Bart C. Shuldman
Title:	Chief Executive Officer